State of Delaware
Secretary of State
Division of Corporations
Delivered 03:44 PM 03/09/2007
FILED 3:12 PM 03/09/2007
SRV 070301737 – 4314552 FILE

CERTIFICATION OF INCORPORATION

FIRST:  The name of the corporation shall be:  CORPORATE OUTFITTERS, INC.

SECOND:  Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wimington, County of New Castle, Delaware, 19808.  The name of its registered agent at such address is The Company Corporation.

THIRD:  The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of stock, which this corporation is authorized to issue, is Seventy Five Million (75,000,000) share of common stock with a par value of $0.0001

FIFTH:  The name and address of the incorporator is as follows:

The Company Corporation
2711 Centerville Road
Suite 400
Wilmington, DE  19808

SIXTH:  The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH:  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 9th day of March, 2007.

The Company Corporation, Incorporator

By:	/s/ Sparkle Harding
Name: Sparkle Harding
Assistant Secretary

DE BC D-:CERTIFICATE OF INCORPORATION – SHORT SPECIMEN 09/00-1 (DESHORT)

City of Wilmington
County of New Castle
Dated: March 9, 2007

ORGANIZATION ACTION IN WRITING OF INCORPORATOR

OF

CORPORATE OUTFITTERS, INC.

The following action is taken this day through this instrument by the incorporator of the above corporation:

1.  The election of the following person[s] to serve as the director[s] of the corporation until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal:

DAVID TAIGEN

The Company Corporation, Incorporator

By: /s/ Sparkle Harding
Name: Sparkle Harding
Assistant Secretary

DE BC D-:ORGANIZATION ACTION 11/99 (DEACT)